    As filed with the Securities and Exchange Commission on October 13, 2000

                                                          Registration No. [   ]

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             RENAL CARE GROUP, INC.
             (Exact name of Registrant as specified in its charter)

                                -----------------
          DELAWARE                          8092                 62-1622383
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                          2100 WEST END AVE, SUITE 800
                           NASHVILLE, TENNESSEE 37203
                                 (615) 345-5500
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                -----------------
                            DOUGLAS B. CHAPPELL, ESQ.
                                 GENERAL COUNSEL
                             RENAL CARE GROUP, INC.
                          2100 WEST END AVE, SUITE 800
                           NASHVILLE, TENNESSEE 37203
                                 (615) 345-5500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                -----------------
                                   COPIES TO:
                             STEVEN L. POTTLE, ESQ.
                                ALSTON & BIRD LLP
                               ONE ATLANTIC CENTER
                           1201 WEST PEACHTREE STREET
                           ATLANTA, GEORGIA 30309-3424
                                 (404) 881-7000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities     Amount to be    Proposed Maximum Offering    Proposed Maximum Aggregate       Amount of
         to be Registered              Registered        Price Per Share (1)           Offering Price (1)        Registration Fee
----------------------------------- --------------- ---------------------------- ----------------------------  --------------------
Common Stock, $.01 par value per
share (including rights to
purchase shares of Series A            262,571                $19.094                      $5,013,531                $1,324
Junior Participating Preferred
Stock)
----------------------------------- --------------- ---------------------------- ----------------------------- -------------------

(1) Estimated pursuant to Rule 457(c) solely for the purpose of computing the amount of the registration fee.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED OCTOBER 13, 2000


                                   PROSPECTUS

                                 262,571 SHARES


                             RENAL CARE GROUP, INC.

                                  COMMON STOCK

         The shareholders named in the table included in the "Selling Shareholders" section of this prospectus, which begins on page 9, are offering all of the shares of common stock covered by this prospectus.

         The selling shareholders will sell their shares as described in the "Plan of Distribution" section, which begins on page 10. We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders.

         Our common stock is listed on the Nasdaq National Market System under the symbol RCGI. The last reported sales price of the common stock on October 10, 2000, was $19.5625 per share.

                            ------------------------


               THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS"
                              BEGINNING ON PAGE 2.

                            ------------------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is _______ ___, 2000

                               PROSPECTUS SUMMARY

         We provide dialysis services to patients with chronic kidney failure, also known as end-stage renal disease. As of June 30, 2000, we provided dialysis and ancillary services to approximately 15,900 patients through 193 outpatient dialysis centers in 23 states. In addition to our outpatient dialysis center operations, we provided acute dialysis services at 108 hospitals. A group of leading nephrologists formed Renal Care Group in 1996 with the objective of creating a company with the clinical and financial capability to manage the full range of care for end-stage renal disease patients on a cost-effective basis.

         Effective April 11, 2000, we acquired Renal Disease Management by Physicians, Inc. in a merger. In this merger we issued an aggregate of approximately 457,584 shares of our common stock in exchange for all outstanding shares of capital stock of Renal Disease Management by Physicians. We also granted the former shareholders of Renal Disease Management by Physicians rights to register for resale a portion of the shares we issued to them. We have prepared this prospectus and registered the shares offered by the selling shareholders to comply with these registration rights. The selling shareholders acquired all of the shares of common stock they are offering under this prospectus in this merger.

                                  RISK FACTORS

         You should carefully consider the risks described below before investing in Renal Care Group. The risks and uncertainties described below ARE NOT the only ones facing Renal Care Group. Other risks and uncertainties that we have not predicted or assessed may also adversely affect our company.

         If any of the following risks occur, our earnings, financial condition or business could be materially harmed, and the trading price of our common stock could decline, resulting in the loss of all or part of your investment.

IF WE FAIL TO INTEGRATE ACQUIRED COMPANIES, WE WILL BE LESS PROFITABLE

         Renal Care Group has grown significantly by acquisitions of other dialysis providers since its formation in February 1996. We have completed some of our acquisitions as recently as April 2000, and we intend to acquire more dialysis businesses in the future. After an acquisition, we face the challenge of integrating the acquired company's management and other personnel, clinical operations, and financial and operating systems with ours, often without the benefit of continued services from key personnel of the acquired company. We may be unable to integrate the businesses we acquire successfully or to achieve anticipated benefits from an acquisition in a timely manner, which could lead to substantial costs and delays or other operational, technical or financial problems, including diverting management's attention from our existing business. Any of these results could damage our profitability and our prospects for future growth.

IF MEDICARE OR MEDICAID CHANGES ITS PROGRAMS FOR DIALYSIS, OUR REVENUE AND EARNINGS COULD DECREASE

         If the government changes the Medicare, Medicaid or similar government programs or the rates paid by those programs for our services, then our revenue and earnings may decline. We estimate that approximately 59% of our net revenue for 1998, 57% of our net revenue for 1999 and 52% of our net revenue for the six months ended June 30, 2000 consisted of reimbursements from Medicare, including the administration of EPO to treat anemia. EPO is the commonly used name for the drug erythropoietin, which is sold under the brand name Epogen(R). We also estimate that approximately 5% of our net revenue for 1998, 4% of our net revenue for 1999, and 6% of our net revenue for the six months ended June 30, 2000 consisted of reimbursements from Medicaid or comparable state programs. Any of the following actions in connection with government programs could cause our revenue and earnings to decline:

-        a reduction of the amount paid to us under government programs;
- an increase in the costs associated with performing our services that are subject to inflation, such as labor and supply costs, without a corresponding increase in reimbursement rates;
- the inclusion of some or all ancillary services, for which we are now reimbursed separately, in the flat composite rate for a standard dialysis treatment; or
- changes in laws, or the interpretations of laws, which could cause us to modify our operations.

         Specifically, Congress and the Health Care Financing Administration, or HCFA, have proposed reviewing and potentially recalculating the average wholesale prices of certain drugs, including some drugs that we bill for outside of the flat composite rate. HCFA has indicated that it believes the average wholesale prices on which it currently bases reimbursement are too high and that Medicare reimbursement for these drugs is, therefore, too high. Because we are unable to predict accurately whether reimbursement will be changed and, if so, by how much, we are unable to quantify what the net effect of changes in reimbursement for these drugs would have on our revenue and earnings.

IF REIMBURSEMENT FOR EPO DECREASES, THEN WE COULD BE LESS PROFITABLE

         If government or private payors decrease reimbursement rates for EPO, for which we are currently reimbursed separately outside of the flat composite rate, our revenue and earnings may decline. EPO is a bio-engineered hormone that is used to treat anemia. Our revenues from EPO were approximately 23% of net revenue for 1998, 26% of net revenue for 1999 and 26% for the six months ended June 30, 2000. Most of our payments for EPO come from government programs. President Clinton has included a proposal to decrease the reimbursement for EPO by $1 per thousand units in his fiscal year 2001 budget, which would represent a 10% reduction from the current government reimbursement rate. For the nine months ended September 30, 2000, government reimbursement represented approximately 58% of the total revenue we derived from EPO. Because we are unable to predict accurately the possible effect that the proposed reduction would have on the cost of EPO or private reimbursement rates, we cannot quantify what the net effect would be on our revenue and earnings.

IF AMGEN RAISES THE PRICE FOR EPO OR IF EPO BECOMES IN SHORT SUPPLY, THEN WE COULD BE LESS PROFITABLE

         EPO is produced by a single manufacturer, Amgen Inc., and there are no substitute products available in the United States. Amgen announced a 3.9% increase in the price of EPO in February 2000, its first price increase since before Renal Care Group was formed in February 1996. If Amgen imposes additional price increases or if Amgen or other factors interrupt the supply of EPO, then our revenue and earnings may decline.

IF PAYMENTS BY PRIVATE INSURERS, HOSPITALS OR MANAGED CARE ORGANIZATIONS DECREASE, THEN OUR REVENUE AND EARNINGS COULD DECREASE

         If private insurers, hospitals or managed care organizations reduce their rates or we experience a significant shift in our revenue mix toward additional Medicare or Medicaid reimbursement, then our revenue and earnings may decline. We estimate that approximately 36% of our net revenue for 1998, 39% of our net revenue for 1999, and 42% of our net revenue for the six months ended June 30, 2000, were derived from sources other than Medicare and Medicaid. In general, payments we receive from private insurers and hospitals for our services are at rates significantly higher than the Medicare or Medicaid rates. In general, payments we receive from managed care organizations are at rates higher than Medicare and

Medicaid rates but lower than those paid by private insurers. As a result, any of the following events could have a material adverse effect on our revenue and earnings:

- an increase in dialysis procedures reimbursed by private insurers, hospitals or managed care companies could cause these payor organizations to reduce the rates they pay us;
- a portion of our business that is currently reimbursed by private insurers or hospitals may become reimbursed by managed care organizations, which currently have lower rates for our services; or
- the scope of coverage by Medicare or Medicaid under the flat composite rate could expand and, as a result, reduce the extent of our services being reimbursed at the higher private-insurance rates.

IF WE ARE UNABLE TO MAKE ACQUISITIONS IN THE FUTURE, OUR RATE OF GROWTH WILL
SLOW

         Much of our historical growth has come from acquisitions. Although we intend to continue to pursue growth through the acquisition and development of dialysis centers, we may be unable to continue to identify and complete suitable acquisitions at prices we are willing to pay or obtain the necessary financing. Further, due to the increased size of our Company since its formation, the amount that acquired businesses contribute to our revenue and profits will likely be smaller on a percentage basis. We also compete with other companies to identify and complete suitable acquisitions. We expect this competition to intensify and make it more difficult to acquire suitable companies on favorable terms. Further, the businesses we acquire may not perform well enough to justify our investment. If we are unable to make additional acquisitions on suitable terms, we may not meet our growth expectations.

IF WE COMPLETE FUTURE ACQUISITIONS, WE MAY DILUTE EXISTING STOCKHOLDERS BY ISSUING MORE OF OUR COMMON STOCK OR WE MAY INCUR ADDITIONAL EXPENSES RELATED TO DEBT AND GOODWILL, WHICH COULD REDUCE OUR EARNINGS

         We may issue equity securities in future acquisitions that could be dilutive to our shareholders. We also may incur additional debt and amortization expense related to goodwill and other intangible assets in future acquisitions. We have used the pooling-of-interests accounting method for many of our acquisitions, and as a result we have not recorded goodwill (the excess of acquisition cost over identifiable tangible assets) in these acquisitions. In those instances where we have used the purchase accounting method in acquisitions, we have recorded goodwill and other intangible assets, which are then amortized yearly against our earnings at a blended average life of 35 years. We had approximately $203.3 million of goodwill and other intangibles, net, as of June 30, 2000. The SEC and accounting policy makers have announced that they are considering policy and rule changes that would likely eliminate the pooling-of-interests method, which would result in more goodwill and associated amortization expense for future and, possibly, prior acquisitions. Further, the SEC and accounting policymakers have announced that they may reduce the allowable life over which companies may amortize goodwill, which would result in increased amortization expense in each year. Interest expense on additional debt incurred to fund acquisitions and amortization expense from acquisitions may significantly reduce our profitability.

IF ACQUIRED BUSINESSES HAVE UNKNOWN LIABILITIES, THEN WE COULD BE EXPOSED TO LIABILITIES THAT COULD HARM OUR BUSINESS AND PROFITABILITY

         Businesses we acquire may have unknown or contingent liabilities, including liabilities for failure to comply with health care laws. Although we generally attempt to identify practices that may give rise to unknown or contingent liabilities and conform them to our standards after the acquisition, private plaintiffs or governmental agencies may still assert claims. Even though we generally seek to obtain indemnification from prospective sellers, unknown and contingent liabilities may not be covered by indemnification or may exceed contractual limits or the financial capacity of the indemnifying party.

IF OUR REFERRING PHYSICIANS WERE TO CEASE REFERRING TO OUR CENTERS OR WERE PROHIBITED FROM REFERRING FOR REGULATORY REASONS, OUR REVENUE AND EARNINGS WOULD DECLINE

         Our dialysis centers depend on referrals from local nephrologists. Typically, one or a few physicians account for all or a significant portion of the patient base at each of our dialysis centers, and the loss of one or more referring physicians could have a material adverse effect on the operations of that center. The loss of a significant number of referring physicians could cause our revenue and earnings to decline. In many instances, the primary referral sources for our centers are physicians who are also stockholders and serve as medical directors of our centers. If stock ownership or the medical director relationship were deemed to violate applicable federal or state law, including fraud and abuse laws and laws prohibiting self-referrals, the physicians owning our stock or acting as medical directors may be forced to stop referring patients to our centers. Further, we may not be able to renew or renegotiate our medical director agreements successfully, which could result in a loss of patients since dialysis patients are typically treated at a center where their physician serves as a medical director.

IF OUR BUSINESS IS ALLEGED OR FOUND TO VIOLATE HEATH CARE OR OTHER APPLICABLE LAWS, OUR REVENUE AND EARNINGS COULD DECREASE

         We are subject to extensive federal, state and local regulation regarding the following:

-        fraud and abuse prohibitions under health care reimbursement laws;
-        prohibitions and limitations on patient referrals;
-        false claims prohibitions under health care reimbursement laws;
-        facility licensure;
-        health and safety requirements;
-        environmental compliance; and
-        medical and toxic waste disposal.

         Much of this regulation, particularly in the areas of fraud and abuse and patient referral, is complex and open to differing interpretations. Due to the broad application of the statutory provisions and the absence in many instances of regulations or court decisions addressing the specific arrangements by which we conduct our business, including our arrangements with medical directors, physician stockholders and physician joint venture partners, governmental agencies could challenge some of our practices under these laws. If any of our operations are found to violate these laws, we may be subject to severe sanctions or be required to alter or discontinue the challenged conduct or both. If we are required to alter our practices, we may not be able to do so successfully. If any of these events occur, our revenue and earnings could decline.

CHANGES IN THE HEALTH CARE DELIVERY, FINANCING OR REIMBURSEMENT SYSTEMS COULD ADVERSELY AFFECT OUR BUSINESS

         The health care industry in the United States is in a period of rapid change and uncertainty. Health care organizations, public or private, may dramatically change the way they operate and pay for services. Our business is designed to function within the current health care financing and reimbursement system. During the past several years, the health care industry has been subject to increasing levels of government regulation of, among other things, reimbursement rates and capital expenditures. In addition, proposals to reform the health care system have been considered by Congress. These proposals, if enacted, may further increase government regulation of or other involvement in health care, lower reimbursement rates and otherwise change the operating environment for health care companies. We cannot predict the likelihood of those events or what impact they may have on our business.

THE DIALYSIS BUSINESS IS HIGHLY COMPETITIVE, AND IF WE DO NOT COMPETE EFFECTIVELY IN OUR MARKETS, WE COULD LOSE MARKET SHARE AND OUR RATE OF GROWTH COULD SLOW

         The dialysis industry is fragmented and rapidly consolidating. There are several large dialysis companies that compete for the acquisition of existing dialysis centers and the development of relationships with referring physicians. Several of our competitors are part of larger companies that also manufacture dialysis equipment, which allows them to lower equipment costs. Several of our competitors, including these equipment manufacturers, are much larger than we are and have substantially greater financial resources and more established operations and infrastructure than us. We also experience competition from referring physicians who open their own dialysis centers. There can be no assurance that we will be able to compete effectively with any of our competitors.

IF WE LOSE ANY OF OUR EXECUTIVE OFFICERS, OR ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED MANAGEMENT PERSONNEL AND MEDICAL DIRECTORS, OUR ABILITY TO RUN OUR BUSINESS COULD BE ADVERSELY AFFECTED, AND OUR REVENUE AND EARNINGS COULD DECLINE

         We are dependent upon the services of our executive officers Sam A. Brooks, Jr., our Chairman, Chief Executive Officer and President, and Raymond Hakim, M.D., Ph.D., R. Dirk Allison and Gary Brukhardt, each an Executive Vice President. Mr. Brooks, Dr. Hakim and Mr. Brukhardt have each been with Renal Care Group since its formation. We have entered into employment agreements with Messrs. Brooks, Allison, and Brukardt and Dr. Hakim. The employment agreements for each of these executive officers other than Dr. Hakim contain restrictive covenants prohibiting the officer from competing with Renal Care Group for a period of one year following the end of the officer's employment term. The services of these individuals would be very difficult to replace. We do not carry key-man life insurance on any of our officers. Further, our growth will depend in part upon our ability to attract and retain skilled employees, for whom competition is intense. We also believe that our future success will depend on our ability to attract and retain qualified physicians to serve as medical directors of our dialysis centers. We have entered into medical director agreements with the physicians serving as medical directors of our dialysis centers, most of which contain noncompetition covenants of varying durations.

WE ARE LIABLE FOR DAMAGES IN POTENTIAL FUTURE LITIGATION, OUR INSURANCE MAY NOT BE SUFFICIENT TO COVER SUCH POTENTIAL DAMAGES

         On August 30, 2000, nineteen patients were hospitalized and one patient died shortly after becoming ill while receiving treatment at one of our dialysis centers. While no litigation is currently threatened or pending against us relating to these illnesses, a claim could be brought in the future. While management believes Renal Care Group's insurance should be adequate to cover these events, if we become involved in litigation over these illnesses and are found liable for damages, our present insurance coverage may not be sufficient to cover such damages.

IF OUR BOARD OF DIRECTORS DOES NOT APPROVE AN ACQUISITION OR CHANGE IN CONTROL OF RENAL CARE GROUP, OUR STOCKHOLDERS MAY NOT REALIZE THE FULL VALUE OF THEIR STOCK

         Our certificate of incorporation and bylaws contain a number of provisions that may delay, deter or inhibit a future acquisition or change in control of Renal Care Group that is not first approved by our board of directors. This could occur even if our stockholders receive an attractive offer for their shares or if a substantial number or even a majority of our stockholders believe the takeover may be in their best interest. These provisions are intended to encourage any person interested in acquiring Renal Care Group to negotiate with and obtain approval from our board of directors prior to pursuing the transaction. Provisions that could delay, deter or inhibit a future acquisition or change in control of Renal Care Group include the following:

- a staggered board of directors that would require two annual meetings to replace a majority of the board of directors;

- restrictions on calling special meetings at which an acquisition or change in control might be brought to a vote of the stockholders;
- blank check preferred stock that may be issued by our board of directors without stockholder approval and that may be substantially dilutive or contain preferences or rights objectionable to an acquiror; and
- a poison pill that would substantially dilute the interest sought by an acquiror.

These provisions could also discourage bids for our common stock at a premium and cause the market price of our common stock to decline.

OUR STOCK PRICE IS VOLATILE AND AS A RESULT, THE VALUE OF YOUR INVESTMENT MAY GO DOWN FOR REASONS UNRELATED TO THE PERFORMANCE OF OUR BUSINESS

         Our common stock is traded on the Nasdaq National Market. The market price of our common stock has been volatile, ranging from a low of $14.625 per share to a high of $28.25 per share during the nine months ended September 30, 2000. The market price for our common stock could fluctuate substantially based on a variety of factors, including the following:

- future announcements concerning us, our competitors or the health care market;
-        the threat of litigation;
-        changes in government regulations; and
-        changes in earnings estimates by analysts.

         Furthermore, stock prices for many companies fluctuate widely for reasons that may be unrelated to their operating results. These fluctuations, coupled with changes in demand or reimbursement levels for our services and general economic, political and market conditions, could cause the market price of our common stock to decline.

                           FORWARD LOOKING STATEMENTS

         Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "intend," "estimate" and "continue" or similar words. You should read statements that contain these words carefully for the following reasons:

-        the statements discuss our future expectations;
- the statements contain projections of our future earnings or of our financial condition; and
-        the statements state other "forward-looking" information.

         We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors listed above, as well as any cautionary language in or incorporated by reference into this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in the above risk factors, elsewhere in or incorporated by reference into this prospectus and other events that we have not predicted or assessed could have a material adverse effect on our earnings, financial condition and business. If the events described above or other unpredicted events occur, then the trading price of our common stock could decline and you may lose all or part of your investment.

                              AVAILABLE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission. Those reports, proxy statements and other information may be obtained:

         - At the Public Reference Room of the SEC, Room 1024 -- Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;
         - At the public reference facilities at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;
         - From the SEC, Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;
         - At the offices of The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006; or
         - From the internet site maintained by the SEC at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

         Some locations may charge prescribed rates or modest fees for copies. For more information on the public reference rooms, call the SEC at 1-800-SEC-0330.

         This prospectus is part of a registration statement on Form S-3 that we filed with the SEC (Registration No. __________). The registration statement contains more information than this prospectus regarding Renal Care Group and our common stock, including exhibits. You can get a copy of the registration statement from the SEC at the addresses listed above or from its Internet site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all the shares:

         -        Current Report on Form 8-K, dated October 10, 2000;
         -        Current Report on Form 8-K, dated October 3, 2000
         -        Current Report on Form 8-K, dated September 28, 2000;
         - Quarterly report on Form 10-Q for the fiscal quarter ending on June 30, 2000;
         - Quarterly report on Form 10-Q for the fiscal quarter ending on March 31, 2000;
         - Annual report on Form 10-K for the fiscal year ended December 31, 1999, including those portions of our proxy statement for our 2000 annual meeting of stockholders that are incorporated in the Form 10-K by reference; and
         - The descriptions of our common stock and series A junior participating preferred stock purchase rights set forth in our registration statements filed under Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any description.

         On request, we will provide at no cost to each person, including any beneficial owner, who receives a copy of this prospectus, a copy of any or all of the documents incorporated in this prospectus by reference. We will not provide exhibits to any of the documents listed above, however, unless those exhibits are specifically incorporated by reference into those documents. You should direct your request to the Secretary of Renal Care Group, Inc., 2100 West End Avenue, Suite 800, Nashville, Tennessee 37203, telephone number (615) 345-5500.

         You should rely only on the information that we incorporate by reference or provide in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                              SELLING SHAREHOLDERS

         The following table sets forth:

-        the name of each of the selling shareholders;
- the number of shares of common stock beneficially owned by each selling shareholder prior to the offering and being offered under this prospectus; and
- the number of shares of common stock beneficially owned by each selling shareholder after the completion of the offering.

The table assumes that the selling shareholders will sell all shares they are offering under this prospectus, and that the selling shareholders will not acquire additional shares of our common stock prior to completion of this offering. Each selling shareholder owns less than 1% of the total number of shares of common stock outstanding based upon 46,015,598 shares outstanding as of September 30, 2000. After completion of this offering, each selling shareholder will own less than 1% of the total number of shares of common stock outstanding.

                                                                                                       Shares
                                                       Shares Beneficially                          Beneficially
                                                          Owned Before         Shares Being         Owned After
                         Name                             the Offering            Offered           the Offering
                         ----                          -------------------     ------------         ------------
Chester A. Amedia, Jr.................................         136,706            63,273               73,432
Ramesh Soundararajan.................................           55,878            25,862               30,016
Augustine P. Biscardi.................................         100,340            46,441               53,899
Leonidas G. Vassilaros................................          74,232            34,358               39,874
Thomas A. Golper......................................           5,167             2,391                2,776
PNC Capital Corp......................................          82,285            57,600               24,685
Salem Community Hospital..............................           2,553             1,182                1,371
Stephen P. Nash......................................           63,744            29,503               34,241
Larry M. Day.........................................            1,550               717                  833
Alvin S. Trenk.......................................              103                48                   55
Steven C. Trenk......................................              103                48                   55
Jeffrey Ellentuck....................................               52                24                   28
Continental Choice Care, Inc. .......................            2,118               980                1,138
Jeffrey Claman.......................................               26                12                   14
Neil W. Lyman........................................              207                96                  111
Michael V. Rocco.....................................               52                24                   28
Jeffrey Mandell......................................               26                12                   14

                              PLAN OF DISTRIBUTION

         The selling shareholders or their pledgees, donees, transferees or other successors may sell the shares offered under this prospectus from time to time. These sales may be made:

    - in transactions (which may include block sales) on the Nasdaq National Market or any other national securities exchange or automated interdealer quotation system on which shares of Renal Care Group common stock are then listed,
    -    in negotiated transactions, or
    - through a combination of the methods of sale described above, at fixed prices, that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices.

         The selling shareholders and other sellers may sell the shares offered under this prospectus directly to purchasers or through underwriters, agents or broker-dealers by one or more of the following means:

    - ordinary brokerage transactions and transactions in which the broker solicits purchasers;
    - purchases by a broker or dealer as principal and resale by that broker or dealer for its account under this prospectus;
    - a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
    - an exchange distribution in accordance with the rules of the exchange or automated interdealer quotation system on which the common stock is then listed; and
    -    the writing of options on the shares.

         Any underwriters, agents or broker-dealers involved in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares for which such underwriters, agents or broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to an underwriter, agent or particular broker-dealer will be negotiated prior to the sale and may be in excess of customary compensation). If required by applicable law at the time a particular offer of shares is made, the terms and conditions of that transaction will be set forth in a supplement to this prospectus.

         The selling shareholders and any underwriters, agents or broker-dealers who act in connection with the sale of the shares under this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any compensation received by them might be deemed to be underwriting discounts and commissions under the Securities Act.

         The selling shareholders will pay all applicable stock transfer taxes, transfer fees and brokerage commissions or underwriting or other discounts. The selling shareholders will bear all expenses in connection with the registration of the shares being offered by the selling shareholders. Renal Care Group has agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         Alston & Bird LLP, Atlanta, Georgia, will pass upon the status of shares offered under this prospectus as legally and validly issued, fully paid and nonassessable.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

         Ernst & Young LLP, independent auditors, have audited our supplemental consolidated financial statements and schedule included in our Current Report on Form 8-K filed with the SEC on October 10, 2000 for the year ended December 31, 1999, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

         NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY RENAL CARE GROUP OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.



                                TABLE OF CONTENTS


                                                 PAGE
                                                 ----
PROSPECTUS SUMMARY.........................        2
RISK FACTORS...............................        2
FORWARD LOOKING STATEMENTS.................        7
AVAILABLE INFORMATION......................        8
INCORPORATION OF CERTAIN DOCUMENTS
    BY REFERENCE...........................        8
SELLING SHAREHOLDERS.......................        9
PLAN OF DISTRIBUTION.......................        9
LEGAL MATTERS..............................       10
EXPERTS....................................       10



                                 262,571 SHARES



                             RENAL CARE GROUP, INC.



                                  COMMON STOCK




                                   PROSPECTUS
                                 _________, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC Registration Fee..............................................................     1,287
Accounting Fees and Expenses......................................................     7,500
Legal Fees and Expenses...........................................................    25,000
Miscellaneous Expenses............................................................     5,000
                                                                                     -------
Total.............................................................................   $38,787

         The foregoing items, except for the registration fee to the Securities and Exchange Commission, are estimated. We have agreed to bear all expenses in connection with the registration of the shares being offered by the Selling Shareholders, except that the Selling Shareholders will bear all underwriting discounts and commissions and transfer taxes, if any. We have agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our Amended and Restated Certificate of Incorporation provides that we shall to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify its officers and directors.

         Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

         Our Amended and Restated Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by the General Corporation Law of Delaware, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

ITEM 16. EXHIBITS.

         The following exhibits are filed as part of the Registration Statement:

4.1.1    Amended and Restated Certificate of Incorporation of the Company
         (incorporated by reference to Exhibit No. 3.1 to the Registration
         Statement on Form S-1 (Registration No. 333-80221)).

4.1.2 Certificate of Amendment to the Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1.2 of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended
         June 30, 1997).

4.1.3    Certificate of Designation, Preferences, and Rights of Series A Junior
         Participating Preferred Stock of Renal Care Group, Inc. (incorporated by reference to Exhibit 3.1.3 of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997).

4.2 Amended and Restated By-Laws of the Company (incorporated herein by reference to Exhibit No. 3.2 to the Registration Statement on Form S-1
         (Registration No. 333-80221)).

4.3      Specimen stock certificate for the Common Stock of the Company
         (incorporated herein by reference to Exhibit 4.2 to the Registration
         Statement on Form S-1 (Registration No. 333-80221)).

5.1      Opinion of Alston & Bird LLP, including consent.

23.1     Consent of Alston & Bird LLP (contained in Exhibit 5.1).

23.2     Consent of Ernst & Young LLP.

24.1 Power of Attorney (included as part of the signature page to this Registration Statement).

ITEM 17. UNDERTAKINGS.

A        RULE 415 OFFERING.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereto) which individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment to those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.       FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

         The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.       INDEMNIFICATION OF OFFICERS, DIRECTORS AND CONTROLLING PERSONS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

D.       PROSPECTUS IN A REGISTRATION STATEMENT AT THE TIME OF EFFECTIVENESS.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Nashville, State of Tennessee, on October 10, 2000.


                                          RENAL CARE GROUP, INC.



                                          By: /s/ Sam A. Brooks
                                             -----------------------------------
                                             Sam A. Brooks, President
                                             and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Sam A. Brooks, Jr. and R. Dirk Allison, and either of them (with full power in each to act alone), as true and lawful attorneys-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 10, 2000.

                     Signature                                                 Capacity
                     ---------                                                 --------
/s/ Sam A. Brooks                                     Chairman of the Board,  President,  Chief Executive Officer
------------------------------------                  and Director (principal executive officer)
Sam A. Brooks

/s/ R. Dirk Allison                                   Executive Vice President, Chief Financial Officer,
--------------------------------------------          Secretary and Treasurer (principal financial and
R. Dirk Allison                                       accounting officer)

/s/ John Bower                                        Director
--------------------------------------------
John Bower, M.D.

/s/ Joseph C. Hutts                                   Director
--------------------------------------------
Joseph C. Hutts

/s/ Harry R. Jacobson                                 Director and Vice Chairman of the Board
--------------------------------------------
Harry R. Jacobson, M.D.

/s/ Thomas A. Lowery                                  Director
--------------------------------------------
Thomas A. Lowery, M.D.

/s/ Stephen D. McMurray                               Director
--------------------------------------------
Stephen D. McMurray, M.D.

/s/ W. Tom Meredith                                   Director
--------------------------------------------
W. Tom Meredith, M.D.

/s/ Kenneth Johnson                                   Director
--------------------------------------------
Kenneth Johnson, M.D.

/s/ William V. Lapham                                 Director
--------------------------------------------
William V. Lapham

                                  EXHIBIT INDEX

EXHIBIT NO.                          EXHIBIT
-----------                          -------
4.1.1    Amended and Restated Certificate of Incorporation of the Company
         (incorporated by reference to Exhibit No. 3.1 to the Registration
         Statement on Form S-1 (Registration No. 333-80221)).

4.1.2 Certificate of Amendment to the Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1.2 of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended
         June 30, 1997).

4.1.3    Certificate of Designation, Preferences, and Rights of Series A Junior
         Participating Preferred Stock of Renal Care Group, Inc. (incorporated by reference to Exhibit 3.1.3 of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997).

4.2 Amended and Restated By-Laws of the Company (incorporated herein by reference to Exhibit No. 3.2 to the Registration Statement on Form S-1
         (Registration No. 333-80221)).

4.3      Specimen stock certificate for the Common Stock of the Company
         (incorporated herein by reference to Exhibit 4.2 to the Registration
         Statement on Form S-1 (Registration No. 333-80221)).

5.1      Opinion of Alston & Bird LLP, including consent.

23.1     Consent of Alston & Bird LLP (contained in Exhibit 5.1).

23.2     Consent of Ernst & Young LLP.

24.1 Power of Attorney (included as part of the signature page to this Registration Statement).